For further information contact:
                                                Steven Bono (COM) 630.271.2150
                                                Bruce Byots (IR) 630.271.2906


FOR IMMEDIATE RELEASE
November 30, 2001


     SERVICEMASTER CLOSES SALE OF MANAGEMENT SERVICES BUSINESS TO ARAMARK


         DOWNERS GROVE, IL, November 30, 2001 - The ServiceMaster Company (NYSE:
SVM) announced today that it has completed the sale of the Company's Management Services business unit to ARAMARK for approximately $800 million.
         "This action will accelerate our transformation into a focused, high performing enterprise," said Jonathan Ward, president and CEO of ServiceMaster. "ServiceMaster is going forward as `America's Home Service Company' strengthened by our resilient commercial business. We now will concentrate on developing and expanding our current businesses where we have limitless opportunity in both the residential and commercial markets."
         ServiceMaster currently provides outsourcing services for more than 12 million residential and commercial customers, with operating revenue of approximately of $4 billion. The core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.
         These services are provided through a network of over 4,300 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, AmeriSpec, Merry Maids, Furniture Medic and ServiceMaster Home Service Center.




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